PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

AST Investment Services, Inc.

One Corporate Drive

Shelton, Connecticut 06484

June 20, 2023

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waiver

PGIM Investments LLC and AST Investment Services, Inc. (collectively, the "Manager") hereby agree to cap expenses / reimburse certain expenses and/or waive a portion of their investment management fees as more particularly described and set forth for the Portfolio listed on Exhibit A hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy Cronin
Name: Timothy Cronin
Title: Senior Vice President

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

Exhibit A

AST Multi-Sector Fixed Income Portfolio: The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s net operating expenses do not exceed 0.7195 % of the Portfolio’s average daily net assets through June 30, 2024. Expenses waived/reimbursed by the Manager for the purpose of preventing the expenses from exceeding a certain expense ratio limit may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.